Smart Balance, Inc. Announces Name Change to Boulder Brands, Inc.

Change in NASDAQ Ticker to “BDBD”

Relocation of Principal Corporate Office to Boulder, CO, in Summer of 2013

Boulder, CO (January 2, 2013) – Smart Balance, Inc. (former NasdaqGM: SMBL) today announced it has changed its name to Boulder Brands, Inc. (NasdaqGM: BDBD). As previously disclosed, the name change to Boulder Brands, Inc. was implemented to better reflect its recent transformation to a company with multiple brands, including a strong leadership position in the Natural Foods industry. The Company’s brands consist of Smart Balance ®, Udi’s ®, Glutino ®, Earth Balance ® and Best Life®. As part of the name change, the Company’s website and e-mail domain has changed to www.boulderbrands.com and the Company’s shares will be traded under the symbol “BDBD.” Also announced, the Company will move its primary corporate offices to Boulder, CO, in the summer of 2013.

Commenting on the name change and principal corporate relocation, Steve Hughes stated, “Our mission is to become the leading health and wellness company by building out and acquiring natural brands. With our natural brands - Udi's, Glutino, and Earth Balance - expected to represent greater than 50% of net revenue in 2013, we are a more diversified growth company. The decision to change our corporate name to Boulder Brands, Inc. simply completes our evolution, from when the company was founded as Boulder Specialty Brands in 2005. We are delighted to move our principal corporate offices to Pearl Street in downtown Boulder this summer. Boulder, CO, known as ‘the Silicon Valley of Natural Foods’ is home to many natural food companies and retailers, and Boulder Brands, Inc., will certainly both benefit from and also have a positive impact on the community.”

The Company’s operating affiliate, GFA Brands, Inc., will continue to serve as the primary operating entity within the trade.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products.  The company’s health and wellness platform consists of brands that target specific consumer needs:  Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; Smart Balance for heart healthier diets; and Bestlife for weight management.  For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Contact:

Carole Buyers, CFA

Senior Vice President, Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

303-652-0521 x152

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